Traditional Death Benefit Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Issue Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider provision.  This is a first-to-die rider.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Determining Life (Lives)
The person(s) on whose life (lives) we base the Traditional Death Benefit.  We determine the Determining Life (Lives) on the Issue Date.

After we issue this contract, you cannot add, remove or replace a Determining Life.
•	If the Base Contract is solely owned, the Determining Life is the Owner.
•	If the Base Contract is owned by a non-individual, the Determining Life is the Annuitant.
•	If the Base Contract is jointly owned, the Determining Lives are the joint Owners.

If we remove a person as a Joint Owner due to divorce, that person no longer qualifies as a Determining Life and we remove him or her as such from this rider.

For jointly owned non-qualified contracts, if you establish a trust and change ownership to the trust, the prior Owner who is not the Annuitant no longer qualifies as a Determining Life and we remove him or her as such from this rider.

Death Benefit

The following is replacing the “Death Benefit” provision under the “Death Benefit” section.  If this rider terminates, we revert back to the “Death Benefit” provision.

Traditional Death Benefit
During the Accumulation Phase, if you (the Owner, or Annuitant if the Owner is a non-individual) are the Determining Life and you die or if you die simultaneously with a Determining Life (Lives), the Traditional Death Benefit is equal to the greater of (a) or (b), minus any Premium Tax paid by us.
(a)	The Contract Value.
(b)	The total of all Purchase Payments received reduced proportionately by the percentage of Contract Value withdrawn, including any Withdrawal Charge.
•	For a sole Beneficiary, we determine the Contract Value and total Purchase Payments adjusted for Withdrawals at the end of the Business Day we receive a Valid Claim from the Beneficiary.
•
For multiple Beneficiaries, we determine the total Purchase Payments adjusted for Withdrawals for each surviving Beneficiary’s portion of the Traditional Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary.  We determine the Contract Value for each surviving Beneficiary’s portion of the Traditional Death Benefit as of the end of the Business Day we receive his or her Valid Claim.

However, if you (the Owner, or Annuitant if the Owner is a non-individual) and the Determining Life (Lives) are different individuals:
•
If any Determining Life dies before you, we compare the Contract Value and total Purchase Payments adjusted for Withdrawals determined at the end of Business Day we receive due proof of a Determining Life’s death. If your Contract Value is less than the total Purchase Payments adjusted for Withdrawals, we increase your Contract Value to equal the total Purchase Payments adjusted for Withdrawals.

•	If you die before any Determining Life, the Traditional Death Benefit is unavailable and instead your Beneficiary(s) will receive the Death Benefit described in the Base Contract.

Any part of the Death Benefit that is in the subaccounts remains there until distributed.

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Ownership

The following is added to the “Assignment of this Contract” and “Change of Ownership” provisions.

Assignment of this Contract
An assignment does not change any Determining Life, except as described under the definition of “Determining Life”.

Change of Ownership
A change of ownership does not change any Determining Life, except as described under the definition of “Determining Life”.

General Provisions

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
•	The Business Day that the total Purchase Payments adjusted for Withdrawals and the Contract Value are both zero.
•	The Business Day before the Annuity Date.
•
Upon the death of any Determining Life, the end of the Business Day we receive a Valid Claim from all Beneficiaries, if the Determining Life is the Owner (or Annuitant if the Owner is a non-individual) or if the Determining Life dies simultaneously with the Owner.

•
Upon the death of any Determining Life, the end of the Business Day we receive an Authorized Request of due proof of the Determining Life’s death, if the Determining Life is no longer an Owner (or Annuitant if the Owner is a non-individual).

•
Upon the death of any Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we receive the first Valid Claim from  any one Beneficiary, if the Owner is no longer a Determining Life.

•	The Business Day that the Base Contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                           ]
Gretchen Cepek                                                                Walter R. White
Secretary                                                       President and CEO

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